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PARAMETRIC TECHNOLOGY CORPORATION
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PARAMETRIC TECHNOLOGY CORPORATION

2012 Annual Meeting of Stockholders

March 7, 2012

 [The following are talking points for telephone calls Officers of the Company may make to select stockholders relating to Proposal No. 2, Advisory Vote on Compensation of Our Named Executive Officers]

I.           The Purpose Of This Communication

•	We are contacting you to answer any questions you may have regarding our 2012 proxy proposals and specifically with respect to our Say on Pay proposal.

•	PTC’s Board of Directors has recommended that stockholders vote in favor of the proposal.

•	However, ISS Proxy Advisory Services has recommended a vote “AGAINST” this proposal.

•	As the reason for its recommendation, ISS has cited a perceived disconnect between our CEO pay and Company performance.

•
We are contacting you to help you understand that we have a new CEO who has delivered outstanding performance already, and to help you understand that the substance of our CEO compensation program is heavily weighted toward performance-based pay and establishes very aggressive performance goals for our CEO.

•	We ask that you vote in support of our Say on Pay proposal despite the ISS recommendation.

II.           Key Factors In Support Of Our Say On Pay Proposal

A.	Our new CEO has delivered outstanding results

•	James Heppelmann became our CEO on October 1, 2010, which was the beginning of our 2011 fiscal year (the period covered by our 2012 Proxy Statement).

•	Mr. Heppelmann’s appointment as CEO was the culmination of a succession plan under which Mr. Heppelmann served for one year as President and Chief Operating Officer prior to assuming the role of CEO.

•
Mr. Heppelmann was selected as the Company’s CEO based on his leadership skills and two decades of experience in the PLM industry and based on his track record of success as Chief Technology Officer at PTC, where he transformed the Company’s product offerings from a single point solution to a suite of industry leading solutions that enabled the Company to return to a strong growth profile.

•
Since assuming the role as CEO in fiscal 2011, Mr. Heppelmann has implemented numerous strategic and operational changes, including assembling a new management team, implementing a new go-to-market strategy and implementing organizational and strategic changes designed to raise the Company’s non-GAAP operating margins from approximately 15.6% in fiscal 2010 to approximately 26% by fiscal 2015.

•
In Mr. Heppelmann’s first year as CEO, the Company’s non-GAAP revenue grew 16% to a record level, non-GAAP operating margins increased by approximately 200 basis points and non-GAAP EPS growth was 26%.

•	In addition, in the past month our stock price has reached a 10 year high.

•	Notably, when Mr. Heppelmann assumed the position of President & Chief Operating Officer on March 4, 2009, PTC’s stock was at $7.89; the closing price on February 22, 2012 was $26.20.

•	The ISS analysis citing a perceived disconnect between pay and performance does not focus on these achievements of our newly appointed CEO.

•	Instead, the ISS analysis focuses on the Company’s performance for the 3 and 5 year periods ending September 30, 2011.

•
Because Mr. Heppelmann was not CEO for the majority of those periods, and because the ISS analysis does not take into account the more recent performance of the Company under Mr. Heppelmann’s leadership, we think the ISS performance analysis is off the mark.

•	The Company under Mr. Heppelmann has delivered outstanding financial performance in his first five quarters as CEO and a stock price that has recently reached a 10 year high.

B.	Our CEO’s Compensation, Which Is Heavily Weighted Toward Performance-Based Compensation, Closely Aligns Pay With Performance

•	At the time of his appointment as CEO, Mr. Heppelmann’s compensation was set by our Compensation Committee with the advice of an independent compensation consultant.
•	His annual target compensation was comprised of a base salary, annual incentive bonus and annual long term equity award.
•	Significantly, 52% of this annual pay package was comprised of performance-based, at-risk compensation. This compares to 39% for peer group CEOs.
•	Mr. Heppelmann’s base salary was set at the 25th percentile of the PTC peer group, with his overall target compensation set at the median of PTC’s proxy peer group.
•	ISS’s report acknowledges that Mr. Heppelmann’s annual target compensation is below the ISS peer group average.
•	However, ISS takes issue with a separate, one-time performance-based equity award granted to Mr. Heppelmann at the time of his appointment as CEO.
•	It is important to understand the context and details of this award.
•	Beginning in fiscal 2010, when Mr. Heppelmann became President & COO, the Company announced a financial goal to increase non-GAAP EPS at a 20% CAGR through fiscal 2014.
•
Subsequently, when Mr. Heppelmann became CEO, PTC’s Compensation Committee awarded him a one-time performance-based equity award (the “special equity award”) that required the Company under his leadership to deliver 20% non-GAAP EPS CAGR through fiscal 2015 (an additional year beyond the original 5 year financial goal).

•	This special equity award was valued at $7 million at the time of grant and is 100% performance-based.
•	Nothing can be earned under the award until after three years.
•	In addition, nothing can be earned under the award unless the Company achieves at least a 16% non-GAAP EPS CAGR.
•
To earn the award in its entirety, the Company under Mr. Heppelmann’s direction must deliver a 20% non-GAAP EPS CAGR for the five-year period ending September 30, 2015, which would drive an increase in Non-GAAP EPS from $1.00 in FY 2010 to $2.49 in FY 2015.

C.	ISS’s recommendation against our Say on Pay Proposal is primarily based on the premise that the one time, performance-based equity grant constitutes compensation for 2011

•
Even though the special equity award to Mr. Heppelmann must be earned based on achievement of future performance goals, is not eligible to vest until November 2013 and cannot be fully earned until November 2015, ISS has treated the entire award as FY 2011 compensation.

•	This has resulted in a total compensation figure for Mr. Heppelmann of $12.3M, which includes the $7 million grant-date value of the special equity award.
•	We disagree with this methodology. In our view, the award should be viewed in the context of the aggressive 5-year performance objectives.

D.	The performance metrics applicable to the special equity award are challenging

•
ISS concluded that, although the special equity award’s performance targets of 16 to 20 percent non-GAAP EPS CAGR will be measured over a three to five year period ending in fiscal 2015, this goal does not appear to be sufficiently challenging in light of the Company’s recent results and FY12 estimates.

•	We disagree with this analysis for several reasons.
•
First, there is a math error in ISS’s analysis because, for the period ended September 30, 2011, ISS calculates the Company’s 3-year non-GAAP EPS CAGR using only a two-year measurement period (results from fiscal 2011 and fiscal 2010 compared to fiscal 2009 results).

•
Second, in assessing the difficulty of the performance metrics, ISS includes in its analysis financial results from fiscal 2011 that post-date the date of the special equity award, which was granted on October 1, 2010.

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We think it is more appropriate to assess the difficulty of the performance metrics in light of the performance leading up to date of grant rather than factoring in the very post-grant performance that the award was intended to encourage.

•	For the three year period leading up to the special equity award the Company’s Non-GAAP EPS CAGR was essentially flat.
•
Finally, we fundamentally disagree with the premise that, because the Company’s recent Non-GAAP EPS growth is greater than 16%, this indicates that achieving such growth on a compounding basis over a five year period is not challenging.

•	In our view, the achievement of a growth rate in a particular year does not make achieving a similar growth rate on a compounding basis in subsequent years any less difficult.

E.	PTC has been responsive to shareholder concerns about compensation

•	In addition to implementing the pay-for-performance compensation structure for our CEO, PTC has been responsive to shareholder concerns in other areas of compensation.

•	Specifically, in November 2011, PTC acted to amend its agreements with executives to eliminate a tax gross up on change in control payments.

•	Also in November 2011, PTC implemented performance-based equity awards that have long term performance metrics that differ from the performance metrics applicable to annual incentives.

•	Both of these actions were taken in response to feedback received following last year’s Say on Pay vote.

III.           Conclusion

•	PTC has a newly appointed CEO who has delivered outstanding financial performance and a ten year high in PTC’s stock price.

•	His base compensation package is set below the ISS peer group median and more than 50% of this compensation package is at-risk, performance-based compensation.

•	At the same time, through a special equity award, our CEO has an opportunity to earn incremental compensation by achieving rigorous five year performance objectives.

•
The ISS recommendation against our say on pay proposal does not give proper weight to the performance of the Company under the leadership of our new CEO and, in our view, incorrectly analyzes the special equity award as fiscal 2011 compensation instead of considering the value of that award over the required five year performance period.  In addition, ISS minimizes the difficulty and importance of the associated performance objectives, which require the Company to increase earnings to 2.5 times the starting level over the five year period.

•	We believe our CEO’s compensation program closely aligns pay with performance and we ask that you support our Say on Pay proposal.